EXHIBIT 4.41
Private & confidential
Dated: 15th October, 2010
FBB-FIRST BUSINESS BANK S.A.
(as lender)
- and -
GRAND SPARTOUNTA INC.
(as Borrower)
- and -
NEWLEAD HOLDINGS LTD.
(as Corporate Guarantor)
- and -
NEWLEAD BULKERS S.A.
(as Manager)

FIRST SUPPLEMENTAL AGREEMENT
in relation to a Loan Agreement
dated 2nd July, 2010
for a loan facility of up to US$24,150,000

Theo V. Sioufas & Co.
Law Offices
Piraeus

THIS AGREEMENT is made this 15th day of October, 2010
BETWEEN
(1)	FBB-FIRST BUSINESS BANK S.A., a bank incorporated in the Republic of Greece with its head office at 91 Michalakopoulou Street, 11528 Athens, Greece, acting through its office at 62, Notara and Sotiros Dios streets, 185 35 Piraeus, Greece (the “Bank” which expression shall include its successors and assigns);

(2)	GRAND SPARTOUNTA INC., a company incorporated in the Republic of The Marshall Islands , having its registered office at Trust Company Complex, Ajeltake Island, Majuro, Marshall Islands MH 96960 (hereinafter called the “Borrower”, which expression shall include its successors); and

(3)	NEWLEAD HOLDINGS LTD., a company duly incorporated under the laws of Bermuda, having its registered office at Canon’s Court, 22 Victoria Street, Hamilton, Bermuda and listed and trading in the NASDAQ Stock Exchange, New York (hereinafter called the “Corporate Guarantor”, which expressions shall include its successors in title); and

(4)	NEWLEAD BULKERS S.A., a company duly incorporated under the laws of the Republic of Liberia having its registered office at 80 Broad Street, Monrovia, Liberia and an office established in Greece (83 Akti Miaouli and Flessa Street, GR 185.38 Piraeus) pursuant to the Greek laws 89/67, 378/68, 27/75 and 814/79 (the “Manager”, which expression shall include its successors in title);
AND IS SUPPLEMENTAL to a loan agreement dated 2nd July, 2010 made between (1) the Bank, as lender and (2) the Borrower, as borrower (the “Principal Agreement”), on the terms and conditions of which the Bank has advanced to the Borrower a secured loan facility of up to Twenty four million one hundred fifty thousand United States Dollars (US$24,150,000) (the “Loan”) for the purposes therein specified (the Principal Agreement as hereby amended and as the same may hereinafter be further amended and/or supplemented is hereinafter called the “Loan Agreement”).
W H E R E A S :
(A)	the Borrower, the Corporate Guarantor and the Manager hereby jointly and severally acknowledge and confirm that (a) the Bank has advanced to the Borrower the full amount of the Loan in the principal amount of Twenty four million one hundred fifty thousand United States Dollars (US$23,350,000) in one advance and (b) as the date hereof the amount of Twenty three million three hundred fifty thousand United States Dollars remains outstanding;

(B)	pursuant to a Corporate Guarantee dated 2nd July, 2010 and granted by the Corporate Guarantor (the “Corporate Guarantee”) the Corporate Guarantor irrevocably and unconditionally guaranteed the due and timely repayment of the Loan and interest and default interest accrued thereon and the performance of all the obligations of the

Borrower under the Principal Agreement and the Security Documents executed in accordance thereto; and

(C)	the Borrower and (inter alia) the Corporate Guarantor have requested the Bank to consent to the amendment of certain provisions of the Principal Agreement as set out in Clause 5 hereof and the Bank has agreed so to do conditionally upon terms that (inter alia) the Principal Agreement shall be amended in the manner hereinafter set out.
NOW THEREFORE IT IS HEREBY AGREED AS FOLLOWS:
1.	Definitions

1.1	Words and expressions defined in the Principal Agreement and not otherwise defined herein (including the Recitals hereto) shall have the same meanings when used in this Agreement.

1.2	In addition, in this Agreement the words and expressions specified below shall have the meanings attributed to them below:

“Effective Date” means the date, not being later than 2nd July, 2010; and

“Loan Agreement” means the Principal Agreement as hereby amended and as the same may from time to time be further amended and/or supplemented;

1.3	In this Agreement:
(a)	Where the context so admits words importing the singular number only shall include the plural and vice versa and words importing persons shall include firms and corporations;

(b)	clause headings are inserted for convenience of reference only and shall be ignored in construing this Agreement;

(c)	references to Clauses are to clauses of this Agreement save as may be otherwise expressly provided in this Agreement; and

(d)	all capitalised terms used herein and not otherwise defined herein shall have the meanings ascribed to them in the Principal Agreement.
2.	Representations and warranties
2.1	The Borrower, the Corporate Guarantor and the Manager hereby jointly and severally represent and warrant to the Bank as at the date hereof that the representations and warranties set forth in the Principal Agreement and the Security Documents (updated mutatis mutandis to the date of this Agreement) are (and will be on the Effective Date) true and correct as if all references therein to “this Agreement” were references to the Principal Agreement as amended and supplemented by this Agreement.

2.2	In addition to the above the Borrower, the Manager and the Corporate Guarantor hereby jointly and severally represent and warrant to the Bank as at the date of this Agreement that:
a.	each of the corporate Security Parties is duly formed, is validly existing and in good standing under the laws of the place of its incorporation has full power to carry on its business as it is now being conducted and to enter into and perform its obligations under the Principal Agreement and this Agreement and has complied with all statutory and other requirements relative to its business and does not have an established place of business in any part of the United Kingdom or the USA;

b.	all necessary licences, consents and authorities, governmental or otherwise under this Agreement and the Principal Agreement have been obtained and, as of the date of this Agreement, no further consents or authorities are necessary for any of the Security Parties to enter into this Agreement or otherwise perform its obligations hereunder;

c.	this Agreement constitutes the legal, valid and binding obligations of the Security Parties thereto enforceable in accordance with its terms;

d.	the execution and delivery of, and the performance of the provisions of this Agreement do not, and will not contravene any applicable law or regulation existing at the date hereof or any contractual restriction binding on any of the Security Parties or its respective constitutional documents;

e.	no action, suit or proceeding is pending or threatened against any of the Borrower, the Manager and the Corporate Guarantor or its assets before any court, board of arbitration or administrative agency which could or might result in any material adverse change in the business or condition (financial or otherwise) of the Borrower, the Manager or the Corporate Guarantor; and

f.	none of the Borrower, the Manager and the Corporate Guarantor is and at the Effective Date will be in default under any agreement by which it is or will be at the Effective Date bound or in respect of any financial commitment, or obligation.
3.	Agreement of the Bank
3.1	The Bank, relying upon each of the representations and warranties set out in Clause 2 hereby agree with the Borrower, subject to and upon the terms and conditions of this Agreement and in particular, but without limitation, subject to the fulfilment of the conditions precedent set out in Clause 4, to consent to the amendment of the Principal Agreement as set out in Clause 5 hereof and the Bank has agreed so to do conditionally upon terms that (inter alia) the Principal Agreement shall be amended in the manner hereinafter set out.

4.	Conditions
4.1	The agreement of the Bank contained in Clause 3.1 shall be expressly subject to the fulfilment of the conditions set out in this Clause and further subject to the condition that the Bank shall have received on or before the Effective Date in form and substance satisfactory to the Bank and its legal advisers:
a.	a certificate of good standing or equivalent document issued by the competent authorities of the place of its incorporation in respect of each of the Borrower and the Corporate Guarantor;

b.	certificates of Incumbency issued by the appropriate officer of each corporate Security Party confirming that:
(i)	the Minutes of the Meeting of the Board of Directors duly convened and held on 2nd day of July, 2010 by all the members of the Board of Directors of the Borrower and Minutes of the Extraordinary Meeting of the Shareholders of the Borrower duly convened and held on 2nd day of July, 2010 at 18:30,

(ii)	the written resolutions adopted on 2nd day of July, 2010 by all the members of the Board of Directors of the Corporate Guarantor and

(iii)	the Minutes of the Meeting of the Board of Directors of the Approved Manager duly convened and held on 2nd day of July, 2010,

remain in full force as of the date hereof and have not been amended or rescinded and that the any power of attorney issued by each corporate Security Party on 2nd July, 2010 authorising appropriate officers or attorneys to (inter alia) sign, execute and deliver any supplementary and/or amendatory agreement of the Loan Agreement or other evidence of such approvals and authorisations as shall be acceptable to the Bank;
c.	all documents evidencing any other necessary action or approvals or consents with respect to this Agreement; and

d.	such favourable legal opinions from lawyers acceptable to the Bank and its legal advisors on such matters concerning the laws of Bermuda and such other relevant jurisdiction as the Bank shall require.
5.	Variations to the Principal Agreement

5.1	In consideration of the agreement of the Bank contained in Clause 3.1, the Borrower and the Corporate Guarantor hereby jointly and severally agree with the Bank that (subject to the satisfaction of the conditions precedent contained in Clause 4) with effect from the Effective Date, the provisions of the Principal Agreement shall be varied and/or amended and/or supplemented as follows:

a.	with effect from the Effective Date definition “Operating Expenses” in Clause 1.2 of the Principal Agreement shall be amended to read as follows:

“Operating Expenses” means the expenses for crewing, victualling, insuring, maintenance (including dry-docking and special survey cost and expenses), spares, management, voyage expenses and provisions for claims, unscheduled repairs and doubtful receivables, general and administrative expenses and any other relevant expenses necessary for the commercial operation of the Vessel which are reasonably incurred for a vessel of the size and type of the Vessel;

b.	with effect from the Effective Date Clause 8.1(a) of the Principal Agreement shall be amended to read as follows:
“(a) Financial Statements: prepare or procure to be prepared and furnished to the Bank, in form and substance satisfactory to the Bank, with (i) annual, audited (by auditors acceptable to the Bank) financial statements (including balance sheet and profit and loss accounts) of the Newlead Corporate Guarantor (including the Borrower) as soon as practicable but not later than 210 days after the end of the financial year to which they relate, prepared in accordance with GAAP (ii) quarterly management accounts of the Newlead Corporate Guarantor and (iii) annual cash flow statement of the Borrower within 90 days from the end of each fiscal year;”;
c.	with effect from the Effective Date Clause 8.6(a)(i) of the Principal Agreement shall be amended to read as follows:
“(i) at least 10% of the total issued share capital of Newlead is directly held by Grandunion Inc., of Marshall Islands, into which Messrs. Michael Zolotas and Nikolaos Fistes hold and shall hold throughout the Security Period at least 50.1% of its total issued share capital;”;
d.	with effect from the Effective Date definition “Excess Earnings” in Clause 8.7 of the Principal Agreement shall be amended to read as follows:

““Excess Earnings” means as at any Relevant Period, an amount calculated in accordance with the formula: Excess Earnings =Total Income — (Operating Expenses for the Relevant Period plus Debt Service plus $500,000 payable to the Newlead Corporate Guarantor by the Borrower representing interest pursuant to the Bond Issue by the NewLead Corporate Guarantor);”;

e.	with effect from the Effective Date Schedule 2 of the Principal Agreement shall be amended to read as follows:
“SCHEDULE 2
Form of Compliance Certificate
To: FBB-First Business Bank S.A. 62, Notara and Sotiros Dios streets, Piraeus GR 185 35, Greece (the “Bank”)

From: Newlead Holdings Ltd., of Bermuda c/o Newfront Shipping S.A., 83 Akti Miaouli and Flessa Street, 185 38 Piraeus, Greece, Attention: Chief Financial Officer

Dated: [•]

Dear Sirs
Re: Term loan facility of up to US$24,150,000 — Loan Agreement dated 2nd July, 2010 made between (A) Grand Spartounta Inc. (the “Borrower”) and (B) the Bank (the “Loan Agreement”), as amended from time to time.
1	We refer to the Loan Agreement. This is a Compliance Certificate. Terms defined in the Loan Agreement have the same meaning when used in this Compliance Certificate unless given a different meaning in this Compliance Certificate.

2	We refer to clause 8.6 of the Loan Agreement and hereby certify that:
(1)	Equity Ratio

Requirement: Equity Ratio of not less than [25%] [30%]. Actual Equity Ratio: [ ] Satisfied [YES] : [NO]

(2)	Minimum Liquidity Actual Minimum Liquidity: [ ] Requirement: maintain on a consolidated basis the Minimum Liquidity (as defined in the Corporate Guarantee).

Satisfied [YES] : [NO]

(3)	Working Capital

Requirement: maintain on a consolidated basis Working Capital of not less than zero Dollars ($0).

Satisfied [YES] : [NO]]

(4)	Interest Coverage

Actual Interest Coverage ratio: [ ]

Requirement: maintain a ratio of EBITDA to interest payable on a trailing four (4) financial quarter basis of not less than [2.0] [2.50] to 1.0.

Satisfied [YES] : [NO]

(5)	Security Value Maintenance

Actual Security Value/Security Requirement:

Requirement: Security Value is not less than the Security Requirement.

Satisfied [YES] : [NO]
3	We confirm that no Default is continuing; [If this statement cannot be made, the certificate should identify any Default that is continuing and the steps, if any, being taken to remedy it.]

4	appendix 1 hereto contains a comprehensive list of all Group Members as at the date hereof and the jurisdictions in which they are incorporated and an up-to-date corporate structure chart for the Group;

5	the representations set out in clause 6 of the Loan Agreement are true and accurate with reference to all facts and circumstances now existing and all required authorisations have been obtained and are in full force and effect; and
[State any exceptions/qualifications to the above statements]
[Attach list of current Group Members and current corporate structure chart]

Chief Financial Officer”;
f.	with effect from the Effective Date Clause 8.6(e) of the Principal Agreement shall be deleted;

g.	with effect from the Effective Date, all references in the Principal Agreement to “this Agreement”, “hereunder” and the like and in the Security Documents to the “Loan Agreement” or the “Agreement” shall be construed as references to the Principal Agreement as amended and/or supplemented by this Agreement; and

h.	the definition “Security Documents” with effect as from the date hereof shall be deemed to include the Security Documents as amended and/or supplemented in pursuance to the terms hereof as well as any document or documents (including if the context requires the Loan Agreement) that may now or hereafter be executed as security for the repayment of the Loan, interest thereon and any other moneys payable by the Borrower under the Principal Agreement and the Security Documents (as herein defined) as well as for the performance by the Borrower and the other Security Parties (as herein defined) of all obligations, covenants and agreements pursuant to the Principal Agreement this Agreement and/or the Security Documents.
6.	Entire agreement and amendment

6.1	The Principal Agreement, the Security Documents, and this Agreement represent the entire agreement among the parties hereto with respect to the subject matter hereof and supersede any prior expressions of intent or understanding with respect to this transaction and may be amended only by an instrument in writing executed by the parties to be bound or burdened thereby.

6.2	This Agreement is supplementary to and incorporated in the Principal Agreement, all terms and conditions whereof, including, but not limited to, provisions on payments, calculation of interest and Events of Default, shall apply to the performance and interpretation of this Agreement.

7.	Continuance of Principal Agreement and the Security Documents

Save for the alterations to the Principal Agreement made or deemed to be made pursuant to this Agreement and such further modifications (if any) thereto as may be necessary to make the same consistent with the terms of this Agreement the Principal Agreement shall remain in full force and effect and the security constituted by the Security Documents executed by the Borrower and the other Security Parties shall continue and remain valid and enforceable.

8.	Continuance and reconfirmation of the Corporate Guarantee

The Corporate Guarantor hereby confirms that, notwithstanding the variation to the Principal Agreement contained herein, the provisions of the Corporate Guarantee executed by the Corporate Guarantor shall remain in full force and effect as guarantee of the obligations of the Borrower under the Principal Agreement as amended hereby and in respect of all sums due to the Bank under the Principal Agreement (as so amended) and the Security Documents.

9.	Fees and expenses

9.1	The Borrower and the Corporate Guarantor jointly and severally covenant and agree to pay and discharge all upon demand on a full indemnity basis and from time to time all costs, charges and expenses (including legal fees) incurred by the Bank in connection with the negotiation, preparation, execution and enforcement or attempted enforcement of this Agreement and any document executed pursuant thereto and/or in preserving or protecting or attempting to preserve or protect the security created hereunder and/or under the Security Documents.

9.2	The Borrower and the Corporate Guarantor jointly and severally covenant and agree to pay and discharge all stamp duties, registration and recording fees and charges and any other charges whatsoever and wheresoever payable or due in respect of this Agreement and/or any document executed pursuant hereto.

10.	Miscellaneous

10.1	The provisions of Clause 13 (Assignment, Participation and Lending Branch) and Clause 15.1 (Notices) of the Principal Agreement shall apply to this Agreement as if the same were set out herein in full.

11.	Applicable law and jurisdiction

11.1	This Agreement shall be governed by and construed in accordance with English Law.

11.2	For the exclusive benefit of the Bank, each of the Security Parties agrees that any legal action or proceedings arising out or in connection with this Agreement against the Security Parties (or any of them) or any of their respective assets may be brought in the English Courts. Each of the Security Parties irrevocably and unconditionally submits to the jurisdiction of such courts and irrevocably designates, appoints and empowers Messrs. Cheeswrights, Notaries Public, at their office for the time being at Bankside House, 107 Leadenhall Street, London EC3A 4HA, England, to receive for it and on its behalf, service of process issued out of the English courts in any such legal action or proceedings, who is hereby authorised to accept such service, which shall be deemed to be good service on each of the Security Parties. Finally, each of the Security Parties hereby waives any objections to the inconvenience of England as a forum.
(a)	The submission to the jurisdiction of the English Courts shall not (and shall not be construed so as to) limit the right of the Bank to take proceedings against the Security Parties (or any of them) in the courts of any other jurisdiction nor shall the taking of proceedings in any one or more jurisdictions preclude the taking of proceedings in any other jurisdiction, whether concurrently or not.

(b)	The parties further agree that subject to sub-Clause 16.2(b) the Courts of England shall have exclusive jurisdiction to determine any claim which Security Parties

(or any of them) may have against the Bank arising out of or in connection with this Agreement and each of the Security Parties (or any of them) hereby waives any objections to proceedings with respect to this Agreement in such courts on the grounds of venue or inconvenient forum.
11.3	If it is decided by the Bank that any such proceedings should be commenced in any other country, then any objections as to the jurisdiction or any claim as to the inconvenience of the forum is hereby waived by each of the Security Parties and it is agreed and undertaken by each of the Security Parties to instruct lawyers in that country to accept service of legal process and not to contest the validity of such proceedings as far as the jurisdiction of the court or courts involved is concerned and each of the Security Parties agrees that any judgement or order obtained in an English court shall be conclusive and binding on the Security Parties (and each of them) and shall be enforceable without review in the courts of any other jurisdiction.

11.4	Mr. Panagiotis-Peter Kallifidas, an attorney at law, presently of 83 Akti Miaouli and Flessa Street, 185 38 Piraeus, Greece, is hereby appointed by each of the Security Parties as agent to accept service (hereinafter “Process Agent in Greek proceedings”) upon whom any judicial process in respect of proceedings in Greece may be served and any process notice, judicial or extra-judicial request, demand for payment, payment order, foreclosure proceedings, notarial announcement of claim, notice, request, demand or other communication under this Agreement or any of the Security Documents. In the event that the Process Agent in Greek proceedings (or any substitute process agent notified to the Bank in accordance with the foregoing) cannot be found at the address specified above (or, as the case may be, notified to the Bank), which will be conclusively proved by a deed of a process server to the effect that the Process Agent in Greek proceedings was not found at such address, any process notice, judicial or extra-judicial request, demand for payment, payment order, foreclosure proceedings, notarial announcement of claim or other communication to be sent to any Security Party may be validly notified in accordance with the relevant provisions of the Hellenic Code on Civil Procedure.

11.5	In this Clause 10 “proceedings” means proceedings of any kind, including an application for a provisional or protective measure.
IN WITNESS whereof the parties hereto have caused this Agreement to be duly executed the date first above written.

EXECUTION PAGE
THE BORROWER

SIGNED by	)
Mr. Michail Livanos	)
for and on behalf of	)
Grand Spartounta Inc., of The Marshall Islands, in the presence of:	) )	/s/ Michail Livanos Attorney-in-Fact

Witness:	/s/ Efstratios Kalantzis
Name:	Efstratios Kalantzis
Address:	13 Defteras Merarchias Str. Piraeus, Greece
Occupation:	Attorney-at-law
THE CORPORATE GUARANTOR

SIGNED by	)
Mr. Panagiotis-Peter Kallifidas	)
for and on behalf of	)
NewLead Holdings Ltd., of Bermuda, in the presence of:	) )	/s/ Panagiotis-Peter Kallifidas Attorney-in-fact

Witness:	/s/ Efstratios Kalantzis
Name:	Efstratios Kalantzis
Address:	13 Defteras Merarchias Str. Piraeus, Greece
Occupation:	Attorney-at-law

THE MANAGER

SIGNED by	)
Mr. Panagiotis-Peter Kallifidas	)
for and on behalf of	)
Newleads Bulkers S.A., of Liberia, in the presence of:	) )	/s/ Panagiotis-Peter Kallifidas Attorney-in-Fact

Witness:	/s/ Efstratios Kalantzis
Name:	Efstratios Kalantzis
Address:	13 Defteras Merarchias Str. Piraeus, Greece
Occupation:	Attorney-at-law
THE BANK

SIGNED by	)
Mr. Nikolaos Vougioukas	)
for and on behalf of	)
FBB-FIRST BUSINESS BANK S.A.	)
in the presence of:	)	/s/ Nikolaos Vougioukas Attorney-in-Fact

Witness:	/s/ Efstratios Kalantzis
Name:	Efstratios Kalantzis
Address:	13 Defteras Merarchias Str. Piraeus, Greece
Occupation:	Attorney-at-law